Exhibit (8)(m)


                         AMENDED AND RESTATED AGREEMENT


                  AGREEMENT made as of the 24th day of April, 1997 by and between (i) The Dreyfus Corporation ("Dreyfus"), a New York corporation; and
(ii) Annuity Investors Life Insurance Company ("Client"), an Ohio corporation.


WITNESSETH:

WHEREAS, each of the investment companies listed on Schedule A hereto as such Schedule may be amended from time to time (collectively the "Dreyfus Funds," each a "Fund") are investment companies registered under the Investment Company Act of 1940, as amended (the "Act"); and

WHEREAS,   Client  has  entered  into  a  Fund   Participation   Agreement  (the
"Participation Agreement") with each of the Dreyfus Funds listed on Schedule A hereto; and

WHEREAS, Dreyfus provides investment advisory and/or administrative services to the Dreyfus Funds; and

WHEREAS, Premier Mutual Fund Services, Inc. ("Premier") is the distributor for the Dreyfus Funds; and

WHEREAS,   the  parties  hereto  have  agreed  to  arrange  separately  for  the performance of sub-accounting services for owners of shares of the Dreyfus Funds who maintain their shares in a variable annuity account with Client; and

WHEREAS, Dreyfus desires Client to perform such services and Client is willing and able to furnish such services on the terms and conditions hereinafter set forth.

NOW,   THEREFORE,   in  consideration  of  the  premises  and  mutual  covenants hereinafter contained, each party hereto severally agrees as follows:

1. Client agrees to perform the administrative services specified in Exhibit A hereto (the "Administrative Services") for the benefit of the shareholders of the Dreyfus Funds who maintain their shares of any such Dreyfus Funds in variable annuity and variable life insurance accounts with Client and whose shares are included in the master account ("Master Account") referred to in paragraph 1 of Exhibit A (collectively, the "Client Customers").

2. Client represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing



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the Administrative  Services, and will otherwise comply with all laws, rules and regulations  applicable  to the  Administrative  Services.  Upon the  request of
Dreyfus or its representatives, Client shall provide copies of all the historical records relating to transactions between the Dreyfus Funds and Client Customers, and written communications regarding the Fund(s) to or from such Customers and other materials, in each case as may reasonably be requested to
enable  Dreyfus  or  its  representatives,   including  without  limitation  its
auditors, legal counsel or distributor, to monitor and review the Administrative Services, or to comply with any request of the board of directors, or trustees or general partners (collectively, the "Directors") of any Fund or of a governmental body, self-regulatory organization or a shareholder. Client agrees that it will permit Dreyfus, the Dreyfus Funds or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of services.

3. Client may, with the consent of Dreyfus, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of Client required by the Agreement, provided that Client shall be fully responsible for the acts and omissions of such other parties.

4. Client hereby agrees to notify Dreyfus promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

5. Client hereby represents and covenants that it does not, and will not, own or hold or control with power to vote any shares of the Dreyfus Funds which are registered in the name of Client or the name of its nominee and which are maintained in Client variable annuity accounts. Client represents further that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and any applicable state securities laws, and as a transfer agent under the 1934 Act, or is not required to be so registered, including as a result of entering into this Agreement and performing the Administrative Services.


6. The provisions of the Agreement shall in no way limit the authority of Dreyfus, or any Dreyfus Fund or Premier to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of such funds and/or sale of its shares.


7. In consideration of the performance of the Administrative Services by Client, Dreyfus agrees to pay Client a monthly fee at an annual rate which shall equal
 .20 of 1% of the value of each Fund's (except Dreyfus Stock Index Fund) average daily net assets maintained in the Master Account for Client Customers. The payments by Dreyfus to Client relate solely to administrative services only and do not constitute payment in any manner for administrative services provided by Client to Client Customers or any separate account organized by Client, for any investment advisory services or for costs of distribution of any variable insurance contracts.


                                       2
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8. Client  shall  indemnify  and hold  harmless the Dreyfus  Funds,  The Dreyfus
Corporation, Dreyfus Service Corporation ("DSC"), Premier, and each of their respective officers, directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that any one or more of them may incur including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of Client of its responsibilities under this Agreement.

9. This Agreement may be terminated without penalty at any time by Client or by Dreyfus as to all of the Dreyfus Funds collectively, upon 180 days written notice to the other party. The provisions of paragraphs 2, 8, and 10 shall continue in full force and effect after termination of this Agreement. Notwithstanding the foregoing, this Agreement shall not require Client to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which Client or the Dreyfus Funds are subject provided that such records shall be offered to the Dreyfus Funds in the event Client decides to no longer preserve such records following such time periods.

10. After the date of any termination of this Agreement in accordance with paragraph 9, no fee will be due with respect to any amounts first placed in the Master Account for Client Customers after the date of such termination. However, notwithstanding any such termination, Dreyfus will remain obligated to pay Client the fee specified in paragraph 7 with respect to the value of each Fund's average daily net assets maintained in the Master Account as of the date of such termination, for so long as such amounts are held in the Master Account and Client continues to provide the Administrative Services with respect to such amounts in conformity with this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

11. Client understands and agrees that the obligations of Dreyfus under this Agreement are not binding upon any of the Dreyfus Funds, upon any of their Board members or upon any shareholder of any of the Funds.

12. It is understood and agreed that in performing the services under this Agreement Client, acting in its capacity described herein, shall at no time be acting as an agent for Dreyfus, or DSC, or Premier or any of the Dreyfus Funds. Client agrees, and agrees to cause its agents, not to make any representations concerning a Fund except those contained in the Fund's then-current prospectus, in current sales literature furnished by the Fund, Dreyfus or Premier to Client, or in the then-current prospectus for a variable annuity contract or variable life insurance policy issued by Client, or then current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by Dreyfus.


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13. This Agreement,  including the provisions set forth herein in Section 7, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior, written consent of the other party.

14.  This  Agreement  shall be  governed  by the laws of the  State of New York,
without   giving  effect  to  the   principles  of  conflicts  of  law  of  such
jurisdiction.

15. This Agreement, including its Exhibit and Schedule, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ANNUITY INVESTORS LIFE INSURANCE COMPANY
Print or Type Name of Client

By:      /s/  Mark F. Muething
         -------------------------------
         Authorized Signatory

         Mark F. Muething, Senior Vice President
         ----------------------------------------
         Print or Type Name



THE DREYFUS CORPORATION

By:      /s/  Lawrence S. Kash
         -------------------------------
         Authorized Signatory

         Lawrence S. Kash
         -------------------------------
         Print or Type Name



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                                   SCHEDULE A


Annuity Investors Variable Account A (May 26, 1995)

Fund Code     Fund Name
112           Dreyfus Variable Investment Fund, Capital Appreciation Portfolio
108           Dreyfus Variable Investment Fund, Growth and Income Portfolio
121           Dreyfus Variable Investment Fund, Small Cap Portfolio
111           The Dreyfus Socially Responsible Growth Fund, Inc.
763           Dreyfus Stock Index Fund


Annuity Investors Variable Account B (December 19, 1996)

Fund Code     Fund Name
112           Dreyfus Variable Investment Fund, Capital Appreciation Portfolio
108           Dreyfus Variable Investment Fund, Growth and Income Portfolio
121           Dreyfus Variable Investment Fund, Small Cap Portfolio
117           Dreyfus Variable Investment Fund, Money Market Portfolio
111           The Dreyfus Socially Responsible Growth Fund, Inc.
763           Dreyfus Stock Index Fund



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                                    EXHIBIT A


Pursuant to the Agreement by and among the parties hereto, Client shall perform the following Administrative Services:

1. Maintain separate records for each Client Customer, which records shall reflect shares purchased and redeemed and share balances. Client shall maintain the Master Account with the transfer agent of the Fund on behalf of Client Customers and such Master Account shall be in the name of Client or its nominee as the record owner of the shares owned by such Client Customers.

2. For each Fund, disburse or credit to Client Customers all proceeds of redemptions of shares of the Fund and all dividends and other distributions not reinvested in shares of the Fund.

3. Prepare and transmit to Client Customers periodic account statements showing the total number of shares owned by the Customer as of the statement closing date, purchases and redemptions of Fund shares by the Customer during the period covered by the statement, and the dividends and other distributions paid to the Customer during the statement period (whether paid in cash or reinvested in Fund shares).

4. Transmit to Client Customers proxy materials and reports and other information received by Client from any of the Funds and required to be sent to shareholders under the federal securities laws and, upon request of the Fund's transfer agent, transmit to Client Customers material fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be necessary and proper for receipt by all fund beneficial shareholders.

5. Transmit to the Fund's transfer agent purchase and redemption orders on behalf of Client Customers.

6. Provide to the Funds, or to the transfer agent for any of the Funds, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable each of the Funds and its distributor to comply with State Blue Sky requirements.